UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________
SCHEDULE 14A
________________________________
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
GUILD HOLDINGS COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
OF GUILD HOLDINGS COMPANY

March 25, 2022

Dear Stockholders:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Guild Holdings Company (the “Company”) at 9:00 a.m., Pacific Time, on Thursday, May 5, 2022. This year’s Annual Meeting will be held entirely online to protect the health and safety of our stockholders and employees, and to allow for greater participation in light of the public health impact and continued uncertainty surrounding the coronavirus (COVID-19) pandemic. Stockholders may participate in this year’s annual meeting by visiting the following website www.virtualshareholdermeeting.com/GHLD2022. You will not be able to attend the meeting physically in person.
We have elected to provide access to our proxy materials over the internet by mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders who have not previously requested to receive our proxy materials by mail or e-mail. The Notice provides information on how stockholders can obtain paper copies of our proxy materials if they so choose.
Your vote is very important! Whether or not you plan to attend the Annual Meeting, we urge you to read the enclosed proxy statement and vote as soon as possible via the Internet, by telephone in accordance with the instructions in the Notice or, if you receive a paper proxy card or voting instruction form in the mail, by mailing the completed proxy card or voting instruction form.
A record of our business activities for the 2021 fiscal year is contained in our 2021 Annual Report to Stockholders. Thank you for your confidence and continued support.
Sincerely,
Mary Ann McGarry
Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Time	9:00 a.m., Pacific Time
Date	Thursday, May 5, 2022
Place	The Annual Meeting will be held entirely online at www.virtualshareholdermeeting.com/GHLD2022.
Purpose
1. To elect two Class II directors to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified;
2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
3. To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.
These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting.

Record Date
The Board of Directors has fixed the close of business on March 11, 2022 as the record date for determining stockholders entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

Meeting Admission
All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/GHLD2022, you must enter the control number found on your Notice of Internet Availability of Proxy Materials, or the Notice, or if you receive a paper copy of the proxy materials, your proxy card or voting instruction form.

Voting by Proxy
Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials via the Internet. The Company believes that this process will provide you with a convenient way to access the proxy materials, including the Company's proxy statement and 2021 Annual Report to Stockholders, and authorize a proxy to vote your shares, while allowing the Company to reduce the costs of printing and distributing proxy materials, and reduces the environmental impact of delivering paper proxy materials.
YOUR VOTE IS VERY IMPORTANT. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting, however, we encourage you to submit your vote as soon as possible as instructed in the Notice, or if you receive a paper copy of the proxy materials, your proxy card or voting instruction form, regardless of whether you plan to attend the meeting virtually. Please note, however, that if your shares are held of record by a broker, bank, or other institution and you wish to vote during the Annual Meeting, you must follow the instructions from such broker, bank, or other institution.
Beginning on or about March 25, 2022, the Company will mail to stockholders of record as of March 11, 2022 the Notice containing instructions on how to access the Company's proxy statement and 2021 Annual Report to Stockholders and authorize a proxy to vote electronically via the Internet or by telephone. The Notice also contains instructions as to how you can receive a paper copy of the Company's proxy materials and authorize a proxy to vote by mail. In addition, the proxy statement and our 2021 Annual Report to Stockholders are available at www.proxyvote.com.
We encourage you to vote your shares as soon as possible. Specific instructions for voting over the internet, by mail or by telephone are included in the Notice, or if you receive a paper copy of your proxy materials, your proxy card or voting instruction form. If you attend the Annual Meeting online and vote electronically during the meeting, your vote will replace any earlier vote.
A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at our executive offices for any purpose germane to the Annual Meeting during normal business hours for a period of 10 days prior to the Annual Meeting until the close of such meeting. The stockholder list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/GHLD2022.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held Online at www.virtualshareholdermeeting.com/GHLD2022 at 9:00 a.m., Pacific Time, on May 5, 2022: The Proxy Statement and our 2021 Annual Report to Stockholders are available at https://materials.proxyvote.com/

By order of the Board of Directors,
/s/ Lisa I. Klika
Lisa I. Klika, Secretary
March 25, 2022
ii

ii

GUILD HOLDINGS COMPANY
5887 COPLEY DRIVE, SAN DIEGO, CALIFORNIA 92111
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ONLINE ON May 5, 2022
AT 9:00 A.M. PACIFIC TIME
GENERAL INFORMATION
We are providing you with these proxy materials because the Board of Directors of Guild Holdings Company (the “Board”) is soliciting your proxy to vote at our 2022 Annual Meeting of Stockholders, including at any adjournments or postponements thereof, to be held via a live audio webcast on Thursday, May 5, 2022 at 9:00 a.m. Pacific Time. The 2022 Annual Meeting can be accessed by visiting www.virtualannualmeeting.com/GHLD2022 where you will be able to listen to the meeting live, submit questions and vote online.
You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy.
As used in this proxy statement, “we,” “us,” “our” and the Company refer to Guild Holdings Company. Guild Holdings Company was incorporated in August 2020 and we completed our initial public offering (“IPO”) in October 2020. Immediately prior to our IPO, we engaged in an internal reorganization that simplified our organizational structure, incorporating Guild Holdings Company in Delaware and making Guild Mortgage Company, our operating company, a wholly owned subsidiary of Guild Holdings Company. The term “Annual Meeting,” as used in this proxy statement, refers to the 2022 Annual Meeting of Stockholders and includes any adjournment or postponement of such meeting.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?

The United States Securities and Exchange Commission (the “SEC”), has approved “Notice and Access” rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish proxy materials, including this proxy statement and our annual report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive paper copies of the proxy materials unless they request them. Instead, we will mail a Notice of Internet Availability of Proxy Materials, or the Notice to our stockholders, which provides instructions regarding how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may authorize your proxy via the Internet or by telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice.

The Notice will be first mailed to stockholders of record on or about March 25, 2022.

We provide some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice. If you receive paper copies of the proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials to stockholders by signing up to receive all of your future proxy materials electronically.
How do I attend the Annual Meeting?

In light of public health concerns regarding the COVID-19 pandemic, to protect the health and safety of our stockholders and employees and facilitate stockholder participation in the Annual Meeting, the meeting will be held entirely online on Thursday, May 5, 2022, at 9:00 a.m. Pacific Time at www.virtualannualmeeting.com/GHLD2022. To be admitted to the Annual Meeting, you must enter the control number found on the Notice, or if you received paper copies, your proxy card or voting instruction form. If you are a beneficial stockholder, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number.
When is the record date for the Annual Meeting?
The Board has fixed the record date for the Annual Meeting as of the close of business on March 11, 2022 (the “Record Date”).

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, a total of 20,723,912 shares of our Class A Common Stock ("Class A Common Stock") and 40,333,019 shares of our Class B Common Stock ("Class B Common Stock" and together with our Class A Common Stock, our "Common Stock") were outstanding and entitled to vote. Each share of Class A Common Stock is entitled to one vote on each matter to be voted upon. Each share of Class B Common Stock is entitled to 10 votes on each matter. Our Class A Common Stock and Class B Common Stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Please see below for further information regarding whether you are a shareholder of record or a beneficial owner as of the Record Date.

Will a list of record stockholders as of the record date be available?

A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting during normal business hours at our executive offices for a period of 10 days prior to the Annual Meeting until the close of such meeting. The stockholder list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/GHLD2022.

Where can we get technical assistance?

If you have difficulty accessing the meeting, please call the phone number listed at www.virtualshareholdermeeting.com/GHLD2022.

For the Annual Meeting, how do we ask questions of management and the Board?

We plan to have a Q&A session at the Annual Meeting. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/GHLD2022. During the live Q&A session of the Annual Meeting, we may answer questions as they come in to the extent relevant to the business of the Annual Meeting and as time permits.

If I miss the Annual Meeting, will there be a copy posted online?

Yes, a replay of the Annual Meeting webcast will be available on our Investor Relations website at www.guildmortgage.com and remain for at least one year.

What is the difference between a registered holder and a “street name” holder?
If, on the Record Date, your shares are registered directly in your name with Computershare Trust Company, N.A., the Company’s transfer agent, you are considered the registered holder with respect to those shares.
If, on the Record Date, your shares are held in a brokerage account or by a bank or other nominee, your shares are held in a “street name”, and you are considered the beneficial owner of those shares.
How do I vote?

Stockholder of Record: Shares Registered in Your Name

If you are the registered holder, you may vote at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/GHLD2022. You will be asked to provide the control number from your Notice. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the Annual Meeting even if you have already voted by proxy.

If you are the registered holder, you may vote by telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time:

•To vote using the proxy card that may have been delivered to you, simply complete, sign and date             the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on May 4, 2022 to be counted.
•To vote through the internet, go to www.proxyvote.com to compete an electronic proxy card. You will be asked to provide the control number from your Notice. Your vote must be received by 11:59 p.m. Eastern Time on May 4, 2022 to be counted.

Beneficial Owner: Shares Registered in the Name of a brokerage account or by a bank or other nominee

If you are the beneficial owner of shares held in street name, the organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. You should vote your shares by following the instructions from your broker, bank or other nominee. You have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. In addition to voting, you are also invited to attend the Annual Meeting. Follow the instructions from your broker, bank or other nominee included with these proxy materials or contact your broker or bank for further information about how to direct your broker, bank or other nominee to vote or how to attend the Annual Meeting.

We are holding the Annual Meeting online and providing internet voting to provide expanded access and to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your voting instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

What shares are included on a Notice, proxy card or voting instruction form?

Each Notice, or if you receive a paper copy of proxy materials, your proxy card or voting instruction form represents the shares registered in your name or held on your behalf as of the close of business on the Record Date. You may receive more than one Notice, proxy card or voting instruction form if you hold your shares in multiple accounts, some of your shares are registered directly in your name with the Company’s transfer agent, or some of your shares are held in street name through a broker, bank, or other nominee. Please vote the shares on each Notice, proxy card or voting instruction form to ensure that all your shares are counted at the Annual Meeting.

I have shares registered in my name and have shares in a brokerage account. How do I vote these shares?

Shares that you hold in street name are not included in the total number of shares set forth on your Notice or proxy card. Your broker, bank or other nominee will send you a voting instruction form and instructions on how to vote those shares.

What if I have shares registered in my name and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a registered holder and do not vote by completing your proxy card, by telephone, through the internet or online at the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted as recommended by the Board. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Will my shares held in street name be voted if I don’t provide instructions?

As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. Current New York Stock Exchange (“NYSE”) rules allow brokers to vote shares on certain “routine” matters for which their customers do not provide voting instructions. If you own shares in street name through a broker, bank, or other nominee, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2022 (“fiscal 2022”) is considered a “routine” matter on which your broker may use its discretion to vote your shares without your instructions. The election of the Class II directors is not a “routine” proposal; therefore, your broker will be unable to vote your shares if you do not instruct your broker how to vote. These un-voted shares are referred to as a “broker non-votes.” Broker non-votes will have no effect on the outcome of the votes on the election of the Class II directors.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
What are the Board’s recommendations on how to vote my shares?
The Board recommends a vote:
Proposal 1: FOR election of each of the Class II director nominees, and

Proposal 2: FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2022.
Can I change my vote?
Registered Holders:
If your shares are registered directly in your name, you may change your vote or revoke your proxy by:
•delivering written notice to the Company at any time before the close of voting at the Annual Meeting;
•granting a subsequent proxy by telephone or through the internet;
•submitting a later dated proxy card; or
•attending the Annual Meeting and voting your shares electronically during the Annual Meeting.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owners:
If your shares are held in street name, you should contact your broker, bank or other nominee to direct them to change your vote or revoke your proxy.
How is a quorum reached?
Business may not be conducted at the Annual Meeting unless a quorum is present. Under our Bylaws, the holders of a majority of the total voting power of all outstanding shares of our Common Stock entitled to vote in the election of directors, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting. On the Record Date, there were 20,723,912 shares of our Class A Common Stock and 40,333,019 shares of our Class B Common Stock outstanding and entitled to vote in the election of directors. If there are not sufficient shares present or represented by proxy at the Annual Meeting to constitute a quorum for approval of any matter to be voted upon, the Annual Meeting may be adjourned to permit further solicitation of proxies in order to achieve a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the Annual Meeting. Abstentions or withheld votes and broker non-votes are counted as shares present and entitled to vote for the purpose of determining whether a quorum is present.
What vote is required to approve each item and how are votes counted?
Votes cast by proxy or during the Annual Meeting will be counted by the persons appointed by the Company to act as tabulators for the meeting. The tabulators will count all votes, abstentions and broker non-votes, as applicable, for each matter to be voted on at the Annual Meeting.
Proposal 1 — To elect two Class II directors to serve until the 2025 annual meeting of stockholders
Director nominees will be elected by a plurality of votes cast, which means that the director nominees receiving the highest number of votes will be elected. Stockholders are not permitted to cumulate their shares for the purpose of electing directors. Only FOR and WITHHOLD votes will affect the outcome. Abstentions and broker non-votes will not be counted in determining the outcome of Proposal 1.
Proposal 2 — Ratification of selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2022
The ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, requires the vote of the holders of a majority of the total voting power of shares of our Common Stock present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as an "Against" vote for Proposal 2.

Could other matters be decided at the Annual Meeting?
We do not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you are the beneficial owner of shares held in street name, your broker, bank or other nominee will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

Who pays the cost for soliciting proxies?

We will pay the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

What happens if the meeting is postponed or adjourned?
Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K (“Form 8-K”) that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
When are stockholder proposals and director nominations due for the 2023 Annual Meeting of Stockholders?
If you wish to submit proposals for inclusion in our proxy statement for the 2023 Annual Meeting, we must receive them on or before November 25, 2022, pursuant to the proxy soliciting regulations of the SEC. Nothing in this paragraph shall require us to include in our proxy statement and proxy card for the Annual Meeting any stockholder proposal that does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
If you wish to nominate a director or submit a proposal for presentation at the 2023 Annual Meeting, without including such proposal in next year’s proxy statement, you must be a stockholder of record and provide timely notice in writing to our Secretary at Guild Holdings Company, Attention: Secretary, 5887 Copley Drive, San Diego, California 92111. To be timely, we must receive the notice not less than 90 days nor more than 120 days prior to the first anniversary of the Annual Meeting, that is, between January 5, 2023 and February 4, 2023. Your written notice must contain specific information required in Section 2.8 of our amended and restated bylaws (“Bylaws”). For additional information about our director nomination requirements, please see our Bylaws.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 6, 2023.
Who should I contact if I have any additional questions?
If you are the stockholder of record for your shares, please send questions to our Secretary at Guild Holdings Company, Attention: Secretary, 5887 Copley Drive, San Diego, California 92111. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your bank, broker or other nominee holder directly.

CORPORATE, SOCIAL AND ENVIRONMENTAL RESPONSIBILITY
Guild prides itself on being a good corporate citizen. Our mission is to deliver on the promise of home in every neighborhood and community we serve. We are committed to being socially and environmentally responsible, both in how we operate our business and how we serve our communities. Guild demonstrates this commitment through our strategic priorities, the products and services we offer, and the way in which we conduct our business.

Focus on Affordable and Sustainable Lending
•Guild promotes affordable lending by providing low-down payment assistance programs and offering a comprehensive array of loan products that provide access to credit to low- and moderate-income households.
•Guild is a market leader and local expert in low-to-moderate income lending in underserved areas based on median income and concentration of minority populations. Guild offers first time homebuyer products that emphasize financial education and homeownership counseling aimed at promoting sustainable homeownership.
•Guild hosts affordable lending educational seminars throughout the country, focused on sustainable lending opportunities and access to credit for low-to-moderate income buyers and families in underserved markets.
•Guild and several of its employees have been recognized for achievements in diversity and affordable lending. Recent awards and recognition include:
◦Bankrate's "Best Mortgage Lenders for First-Time Homebuyers of 2021"
◦Money.com's “Best Mortgage Company for First-Time Homebuyers” for 2021
◦Forbes “Best for First-Time Homebuyers” for 2021
◦2021 Freddie Mac Home Possible RISE Award in the HFA Advantage® Volume category
•Guild offers energy efficient lending programs that help borrowers save money on their utility bills by enabling them to responsibly finance energy efficient improvements on their homes.
•Guild offers loan options for mortgages on factory-built homes that are made using less waste and constructed to offer increased energy efficiencies.
•Guild has transitioned its closing process from paper signing to provide clients with the option of eClose, an electronic closing system that offers significant reduction in paper printed for closing. Guild also provides clients with other options to reduce paper consumption, including paperless disclosures and mortgage statements.
Diversity and Inclusion
•More than half of Guild’s Board of Directors are women or are from an underrepresented community.
•More than half of Guild’s executive leadership are women, including the CEO, President, CFO, and CCO.
•74% of the company’s employees are women or are from an underrepresented community.
•In 2021, Guild partnered with South Carolina State University to launch a scholarship and internship program designed for students attending historically black colleges and universities.
•In 2021, Guild joined the National Association of Hispanic Real Estate Professionals, an organization focused on educating and empowering the real estate professionals who serve Hispanic home buyers and sellers.
•In 2021, Guild hired its first full-time Diversity and Inclusion Manager. This role focuses on employee engagement and inclusivity and has launched educational campaigns and Employee Resource Groups.
•In 2022, Guild hired its first VP of Marketplace Diversity Strategy, a role focused on building a pipeline of diverse sales teams and increasing the company’s market share in diverse communities.
Strategy for Building Talent and Employee Retention

•Guild prioritizes career development for its employees through its Guild University learning programs, including leadership and management development as well as customer service focused curriculum. In 2021, Guild University provided learning and development courses for personnel that included Situational Leadership, Unconscious Bias, Developing Empowered and Dynamic Teams, Rising with Resilience, Customer Service Excellence, and Change Management.
•Guild’s Elevate and self-guided coaching programs empower sales and operations employees by supporting them at each stage of their career, providing a roadmap to develop highly productive partnerships with referral networks.
•Employee wellness programs, including programs designed to assist working parents during the COVID-19 pandemic promote a supportive and healthy workplace. In 2022, Guild reduced copays for mental health visits by 50% to assist those who may be struggling during the pandemic.

•Guild provides an employee resource group to support its U.S. military veterans and reserve duty members. In 2022, Guild began providing two weeks of paid time off for any active military member who must miss work due to required training duty.
•Guild’s culture, policies, and practices have helped the company to be recognized as a top workplace both locally and nationally.
◦2021 San Diego Top Workplace, The San Diego Union-Tribune
For the ninth year in a row, Guild was named a Top Workplace by The San Diego Union-Tribune. The award honors companies that are highly valued and appreciated by their employees for having outstanding culture and business environments. The rankings are based on the results of an anonymous third-party employee survey.
◦2021 Best Mortgage Companies to Work For, National Mortgage News
For the second consecutive year, Guild was named one of National Mortgage News’ Best Mortgage Companies to Work For. The annual survey and awards program is dedicated to identifying and recognizing the industry’s best employers and providing organizations with valuable employee feedback.

Charitable Giving
In 2016, Guild established the Guild Giving Foundation. The charitable giving program puts a primary focus on supporting education, providing shelter, and inspiring positive change wherever Guild operates.

Guild employees are awarded up to 16 hours of paid volunteer time per year and the company offers a dollar-for-dollar donation match of up to $300 per employee each year.

PROPOSAL 1: ELECTION OF DIRECTORS
Our Board currently consists of six directors. Our amended and restated certificate of incorporation provides for a classified Board consisting of three classes of directors, designated as Class I, Class II and Class III, each of which has a three-year term. Currently, each class consists of two directors.

Our amended and restated certificate of incorporation provides each director initially appointed to Class II shall serve for a term expiring at the Annual Meeting; each director initially appointed to Class III shall serve for a term expiring at the annual meeting of stockholders held in 2023, in each case until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors, or a sole remaining director. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. There are currently no vacancies on the Board. All nominees are currently serving on our Board and have consented to being named in this proxy statement and to serve if elected.
If any nominee is unable or does not qualify to serve, you or your proxy may vote for another nominee proposed by the Board. If, for any reason, these nominees prove unable or unwilling to stand for election or cease to qualify to serve as directors, the Board will nominate alternates or reduce the size of the Board to eliminate the vacancies. Each person nominated for election has agreed to serve if elected. The Board has no reason to believe that any of the nominees would prove unable to serve if elected.

Nominees	Age	Term Expires	Position(s) Held	Director Since
Class I		2024
Mary Ann McGarry	63		Chief Executive Officer and Director	2020
Michael C. Meyer	63		Director	2020
Class II		2022
Patrick J. Duffy	50		Chairman	2020
Terry Schmidt	60		President and Director	2020
Class III		2023
Edward Bryant, Jr.	51		Director	2020
Martha E. Marcon	73		Director	2020

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
EACH OF THE CLASS II DIRECTOR NOMINEES IN PROPOSAL 1

Information About Our Board
The principal occupation, business experience and education of each nominee for election as director are set forth below. Unless otherwise indicated, principal occupations shown for each director have extended for five or more years.
Nominees for Election
Class II Director Nominees for Election for a Three-Year Term Expiring at the 2025 Annual Meeting of Stockholders

Patrick J. Duffy has served as a director and as the Chairman of the Board since August 2020. From 2018 and until October 2020, Mr. Duffy served as a member of the board of directors of Guild Mortgage Company. Mr. Duffy is the President and Managing Partner of McCarthy Partners Management, LLC, a registered investment adviser (together with its affiliates, predecessors and the various funds it manages, “McCarthy Capital”), which he joined in 2007. He serves as a director on the boards of various McCarthy Capital entities and portfolio companies including Altair Global Services, LLC, a global relocation services company, Life Care Companies, LLC, a manager and developer of senior living communities, ReAlign Insurance Holdings, LLC and certain of its subsidiaries, and Sigilo, LLC (dba Spreetail), an e-commerce company. He also currently serves on the board of directors of the Children’s Scholarship Fund of Omaha. Mr. Duffy earned a Bachelor of Science degree from the Marshall School of Business, University of Southern California, and a juris doctor degree from Creighton University School of Law.

We believe Mr. Duffy is qualified to serve as a member of our Board of Directors because of his extensive experience in business, finance and investing in and advising companies.

Terry L. Schmidt is our President and a director. Ms. Schmidt has held these positions since August 2020. As President, she oversees our finance, human resources, capital markets, and compliance departments. Ms. Schmidt served as Guild Mortgage Company’s President from January 2020 to October 2020, and as a member of its board of directors from 2006 to October 2020. Prior to serving as Guild Mortgage Company’s President, she served in a number of leadership positions at Guild Mortgage Company, including as Controller from 1991 to 1997 and as its Chief Financial Officer from 1997 to 2020. Ms. Schmidt joined Guild Mortgage Company in 1985, as a member of its internal audit department. She is currently a member of the California Mortgage Bankers Association, an association representing the California residential and commercial real estate finance industry, a member of the board of directors of the Guild Giving Foundation, a non-profit organization, and a member of the Mortgage Bankers Association, an association representing the real estate finance industry. Ms. Schmidt earned a Bachelor of Business Administration degree in accounting from the University of San Diego and is a certified mortgage banker.

We believe Ms. Schmidt is qualified to serve as a member of our Board of Directors because of her extensive leadership and experience in real estate and finance. In addition, Ms. Schmidt’s role as President provides valuable insight into our operations and business strategy.
Continuing Directors
Class I Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders
Mary Ann McGarry is our Chief Executive Officer and a director. Ms. McGarry has held these positions since August 2020, and she has served as Guild Mortgage Company’s Chief Executive Officer since December 2007. From 1988 and until the completion of the Company’s initial public offering in 2020, Ms. McGarry also served as a member of Guild Mortgage Company’s board of directors. Prior to becoming its Chief Executive Officer, she served in a number of leadership positions at Guild Mortgage Company, including as its President, Chief Financial Officer and Chief Operating Officer. Ms. McGarry joined Guild Mortgage Company in 1984 as an internal audit supervisor. Prior to joining Guild Mortgage Company, she worked as an accountant at Peat, Marwick, Mitchell & Co. Ms. McGarry currently serves as a member of the board of directors of the Mortgage Bankers Association, an association representing the real estate finance industry, and the Guild Giving Foundation, a non-profit organization, and a member of Fannie Mae’s advisory council. Ms. McGarry earned a Bachelor of Business Administration degree in accounting with a minor in computer science from the University of San Diego.
We believe Ms. McGarry is qualified to serve as a member of our Board of Directors because of her extensive experience in real estate, finance, and accounting. As our Chief Executive Officer, Ms. McGarry also provides management’s perspective in Board discussions regarding the business and strategic direction of the Company.
Michael (“Mike”) C. Meyer has served as a director since August 2020. From 2015 to October 2020, he served as the Chairman of the board of directors of Guild Mortgage Company, and as a member of its board of directors from 2013 to October 2020. From 2013 until December 2020, Mr. Meyer served as an operating partner and as Portfolio Director for McCarthy Capital. From 1995 to 2014, Mr. Meyer served in a variety of finance and operational management executive positions at Tenaska, Inc., an energy company. From 1987 to 1995, he served at the U.S. Treasury Department in the Office of the Comptroller of the Currency as a National Bank Examiner. Mr. Meyer earned both a Bachelor of Science in business administration degree and a Master of Business Administration degree from Creighton University. He currently serves on the board of directors of Bridges Holding Company, an investment advisory firm; Bridges Trust Company, a Nebraska based trust services provider; and he previously served on the board of directors of Bridges Investment Fund, a general equity fund.

We believe Mr. Meyer is qualified to serve as a member of our Board of Directors because of his extensive experience in finance, banking, and operational management.
Class III Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders
Edward (“Junior”) Bryant, Jr. has served as a director since October 2020. Since 2018, Mr. Bryant has served as an Executive Director of Business Development at HGGC, a private equity firm based in Palo Alto, California. Prior to that, from 2011 to 2017, he served as the Vice President and National Marketing and Sales Director for Pacific Global Investment Management Company, an investment management firm. Before that, Mr. Bryant co-founded Smith & Bryant, Inc., a real estate investment company, and served as its Vice President from 1998 to 2010. A veteran of the National Football League, he retired from the San Francisco 49ers in 2003 after a 10-year career as a defensive lineman. Mr. Bryant earned a bachelor’s degree in business administration from the University of Notre Dame.
We believe Mr. Bryant is qualified to serve as a member of our Board of Directors because of his extensive experience in the real estate industry and in investing in and advising companies.
Martha E. Marcon has served as a director since October 2020. Before her retirement in 2006, Ms. Marcon was a partner at KPMG LLP, where she served as the firm’s National Resource Partner for the Insurance Industry and as its Western Region Insurance Industry Leader. Before her retirement in 2021, Ms. Marcon also served as a director of Foresters Financial, an international insurance and financial services firm. Since 2008, she has served as a director of Mercury General Corporation, a public company engaged primarily in underwriting automobile insurance. She also currently serves as a member of the board of the Nonprofits Insurance Alliance. Ms. Marcon earned a Bachelor of Science degree, summa cum laude, in economics and business administration from Lehigh University.
We believe Ms. Marcon is qualified to serve as a member of our Board of Directors because of her accounting and financial reporting expertise and her experience serving on the board of a public company.
THE BOARD AND ITS COMMITTEES
Board Composition and Leadership Structure
Our Board is comprised of six members. The Board has a flexible policy with respect to the combination or separation of the offices of Chairman of the Board and Chief Executive Officer. Currently, Mr. Duffy serves as our Chairman, and Ms. McGarry serves as our Chief Executive Officer. The Board believes that by having separate roles, the Chief Executive Officer is able to focus on the day-to-day business and affairs of the company and the Chairman is able to focus on key strategic issues, board leadership and communication. While our Board believes this leadership structure is currently in the best interests of the Company and its stockholders, the Board also recognizes that future circumstances could lead it to combine these roles.
Director Independence
We are a controlled company under the applicable rules of the NYSE. As a controlled company, we will be permitted, and intend, to elect not to comply with certain corporate governance requirements of the NYSE, including the requirements that:
•a majority of our Board of Directors consist of independent directors; and
•we have a compensation committee that is composed entirely of independent directors.
These requirements will not apply to us as long as we remain a controlled company.

The Board has affirmatively determined that Mr. Bryant, Ms. Marcon and Mr. Meyer are independent directors within the meaning of NYSE independence standards. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the Company.
At least annually, our Board will evaluate all relationships between us and each director considering relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, our Board will make an annual determination of whether each director is independent within the meaning of NYSE and the SEC independence standards.
Board Meetings and Attendance
Our Board met six times during 2021. Each of the incumbent directors attended 100% of the total meetings of both the Board and the committees of the Board on which he or she served during the fiscal year ended December 31, 2021 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee). It is our policy to encourage our directors to attend the Annual Meeting.

Each of the incumbent directors attended the 2021 Annual Meeting.
Board Committees
Our Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates pursuant to a written charter that sets forth the purposes, goals, responsibilities and authority of the committee, as well as certain specific qualifications for committee membership and procedures for committee member appointment as well as reporting to the Board. The charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are all available on our website, www.guildmortgage.com. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
The following table provides membership for the year ended December 31, 2021 for each committee:

Name	Audit Committee	Compensation Committee	Nominating Committee
Junior Bryant	X	X	Chair
Patrick J. Duffy		X
Mike Meyer	X	Chair	X
Martha E. Marcon*	Chair		X

*    Financial Expert
Below is a description of each committee of the Board.
Audit Committee
The Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Exchange Act, is responsible for:
•overseeing management’s establishment and maintenance of adequate systems of internal accounting and financial controls;

•reviewing the effectiveness of our legal and regulatory compliance programs;

•overseeing our financial reporting process, including the filing of financial reports;

•selecting independent auditors, evaluating their independence and performance and approving audit fees and services performed by them;

•establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•reviewing and approving transactions between the Company and a related party.
The Audit Committee held five meetings during 2021. Each member of the Audit Committee is an independent director under NYSE listing standards and satisfies the additional independence requirements of Rule 10A-3 of the Exchange Act. Ms. Marcon is the Chairperson of the Audit Committee. The Board has determined that Ms. Marcon qualifies as an “audit committee financial expert,” as defined under the rules and regulations of the SEC.
Compensation Committee
The Compensation Committee is responsible for:
•ensuring that our executive compensation programs are appropriately competitive, supporting organizational objectives and stockholder interests and emphasizing pay-for-performance linkage;
•reviewing and recommending to the Board the compensation of the directors;
•evaluating and approving compensation and setting performance criteria for compensation programs for our chief executive officer and other executive officers;
•conducting a review on succession planning and reporting its findings and recommendations to the Board; and
•overseeing the implementation and administration of our compensation plans.
The Compensation Committee held six meetings during 2021. Each of Mr. Bryant and Mr. Meyer is an independent director under NYSE listing standards and a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act.
Compensation Committee Processes and Procedures

Typically, our Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Compliance Officer and Secretary. Our Compensation Committee meets regularly in executive session. However, from time to time, the Compensation Committee may invite to its meetings any director, officer or employee of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding her compensation or performance. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the compensation and oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration factors prescribed by the SEC and NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. During the past fiscal year, after taking into consideration those factors prescribed by the SEC and NYSE, our Compensation Committee engaged Meridian Compensation Partners ("Meridian") as compensation consultants.

During the year ended December 31, 2021, Meridian provided the following services:
•assisted our Compensation Committee in refreshing our executive compensation peer group;
•provided competitive market data based on the compensation peer group for our executive officer positions and evaluated how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group and industry compensate their executives; and
•provided guidance on other compensation topics, including equity design and programs, burn rates and overhand levels, equity compensation plans, and ad hoc market data and practices.

Our Compensation Committee typically makes most of the significant adjustments to annual compensation, and determines base salary, bonus and equity awards at one or more meetings held during the first quarter of its fiscal year. However, our Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Our Compensation Committee recommends to the independent members of the Board for determination and approval the compensation and other terms of employment of our Chief Executive Officer and evaluates the Chief Executive Officer's performance in light of relevant corporate performance goals and objectives. For all executives and directors as part of its deliberations, our Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, our stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of our Compensation Committee's compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for:
•recommending nominees for our Board of Directors and its committees;
•reviewing candidates nominated by stockholders, provided such nominations are made in compliance with the Company's bylaws and its stockholder nominations and recommendations policy;
•recommending the size and composition of our Board of Directors and its committees;
•determining the criteria for director nominees for the Board of Directors, which include, among other criteria, character, integrity, judgment, independence, diversity (including, but not limited to, with respect to race and gender), age, skills, education, expertise, corporate experience, understanding of our business, other commitments and the like;
•overseeing the Company's environmental, social and governance activities;
•reviewing our corporate governance guidelines and proposed amendments to our certificate of incorporation and bylaws;
•reviewing and making recommendations to address stockholder proposals; and
•recommending a process for the Board's and each committee's annual self-evaluation.
The Nominating and Corporate Governance Committee held three meetings during 2021. Each member of the Nominating and Corporate Governance Committee is an independent director under NYSE listing standards.

Director Nomination Process

Our Nominating and Corporate Governance Committee uses a variety of methods to identify and evaluate director nominees. In its evaluation of director candidates, the Nominating and Corporate Governance Committee considers the current size and composition, organization, and governance of the Board and the needs of the Board and the respective committees of the Board, as well as a candidate’s potential conflicts of interest or other commitments. Some of the qualifications that the Nominating and Corporate Governance Committee considers include, without limitation, character, integrity, judgment, independence, diversity (including, but not limited to, with respect to race and gender), age, skills, education, expertise, corporate experience, length of service, understanding of the Company’s business, other commitments and the like. Members of the Board are expected to prepare for, attend, and participate in all Board and applicable committee meetings. The Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the Company’s and its stockholders’ best interests.

Although we do not maintain a specific policy with respect to board diversity, the Board believes that the Board should be a diverse and inclusive body, and the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints. Our Nominating and Corporate Governance Committee also considers applicable laws and regulations, such as recently enacted legislation in California which requires exchange-listed companies headquartered in California with boards with six or more members to have a minimum of three women directors and one director from an underrepresented community by December 31, 2021. After completing its review and evaluation of director candidates, the Nominating and Corporate Governance Committee recommends to the Board the director nominees for selection.

Stockholder Recommendations and Nominees

Our Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders so long as such recommendations comply with the amended and restated certificate of incorporation, amended and restated bylaws, stockholder director recommendation policy and applicable laws, rules and regulations, including those promulgated by the SEC. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. This process is designed to ensure that our Board includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business.

If you wish to nominate a director or submit a proposal for presentation at the 2023 Annual Meeting, without including such proposal in next year’s proxy statement, you must be a stockholder of record and provide timely notice in writing to our Secretary at Guild Holdings Company, Attention: Secretary, 5887 Copley Drive, San Diego, California 92111. To be timely, we must receive the notice by the deadline discussed above under “When are stockholder proposals and director nominations due for the 2023 Annual Meeting of Stockholders?”. Your written notice must contain specific information required in Section 2.8 of our Bylaws. For additional information about our director nomination requirements, please see our Bylaws.

Non-Management and Independent Director Meetings

In addition to the meetings of the committees of the Board described above, in connection with the Board meetings, the non-management directors met four times in executive session without management during the fiscal year ended December 31, 2021. Mr. Duffy, our Chairman of the Board presided over the executive sessions of the non-management directors. In addition, the independent directors met one time in an executive session during the fiscal year ended December 31, 2021. Mr. Bryant, the Chair of the Nominating and Corporate Governance Committee presided over the executive session of the independent directors.

Board and Committee Self Assessments
On an annual basis, the Board, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee conduct self-assessments to ensure effective performance and to identify opportunities for improvement. As part of the self-assessment process, directors respond to a comprehensive questionnaire which asks them to consider various topics related to board and committee composition, structure, effectiveness, and responsibilities. Each committee, as well as the Board as a whole, then reviews and assesses the responses from this assessment and any recommendations to the Board. The results of the assessments are then discussed by the Board and the respective committees in executive session, with a view toward taking action to address any issues presented.

The Board’s Role in Risk Oversight
Although our management is primarily responsible for managing our risk exposure on a daily basis, the Board oversees the risk management processes.
Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Audit Committee responsibilities also include oversight of cybersecurity risk management, and, to that end, the Audit Committee typically meets quarterly with both IT and business personnel responsible for cybersecurity risk management and receives periodic reports from our Chief Information Officer, as well as incidental reports as matters arise. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

The Board’s Role in Management Succession Planning Oversight
Our Board oversees management succession planning and views this a critical to ensuring Guild’s competitive success over the long term. The Board reviews annually the Company’s program for management development and succession planning for the CEO and other executive officers, and reviews succession candidates for the CEO and other executive officers or other senior managers as it deems appropriate.
The Compensation Committee annually reviews the Company’s succession planning, reports its findings and recommendations to the Board and works with the Board to hire potential successors to executive management positions.

Corporate Governance Guidelines
We have adopted Corporate Governance Guidelines that promote the goals of good governance, ethical conduct, accountability and transparency as well as ensure proper functioning of the Board and its committees. The Corporate Governance Guidelines are available on our website at www.guildmortgage.com.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees. The Code of Business Conduct and Ethics is available on our website at www.guildmortgage.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any director or executive officer, we will promptly disclose the nature of the amendment or waiver on our website.
Insider Trading, Prohibition Against Pledging, and Anti-Hedging Policies
Our Insider Trading and Information Policy limits the timing and types of transactions in our securities by our directors, officers, including our named executive officers, and other employees of Guild and its subsidiaries. These persons are prohibited from trading during blackout periods (during the period from and including the time the market closes on the date that is fourteen (14) calendar days before the last day of the last month of any calendar quarter until the time the market opens on the third trading day following the release of quarterly financial information and, in the case of our directors and officers, without the clearance of our Chief Compliance Officer or her designee. In addition, the policy provides that none of our directors, officers or other employees may engage in the following transactions:
•engaging in “short sales” with respect to securities of the Company;
•trading in puts, calls and other derivative securities with respect to the Company’s securities;
•sales of borrowed shares against shares already owned, but not delivered against the sale, or "sales against the box";
•trading in securities of the Company on a short-term basis; and
•holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Communications with Our Board of Directors

Stockholders and other interested parties may communicate with the Board, committees of the Board or individual directors by submitting written correspondence to the Secretary at the Company’s headquarters. Any interested person may communicate directly with the presiding director of the Board’s executive sessions or the independent or non-management directors. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, or the name and address of the beneficial owner of such shares, and (ii) the class and number of shares that are owned of record by the record holder and beneficially by the beneficial owner as of the date of the communication.

The Secretary may facilitate or direct these communications with the Board, committees of the Board, or individual directors by reviewing, sorting, and summarizing the communications. Generally, such communications will be referred to the Board, committees of the Board, or individual directors for consideration unless the Board instructs the Secretary otherwise or the communication contains advertisements or solicitations or is unduly hostile, threatening or otherwise inappropriate.

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with our independent registered public accounting firm, KPMG LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence and has had discussions with KPMG LLP regarding the firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that our audited financial statements be included in our 2021 Annual Report on Form 10-K for filing with the SEC.
Audit Committee
Martha E. Marcon, Chair
Edward Bryant, Jr.
Michael C. Meyer

The material in the foregoing report of the Audit Committee is not “soliciting material,” is not deemed “filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022
The firm of KPMG LLP, independent registered public accounting firm, has been selected by the Audit Committee as our auditors for fiscal year ending December 31, 2022. KPMG LLP has acted as the independent registered public accounting firm for the Company since October 2020 and Guild Mortgage Company since 2013. A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.
The Company’s organizational documents do not require that the stockholders ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm. The Company requests such ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP, but still may retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Pre-Approval Policies and Procedures
Our Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG LLP (or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible). These services may include audit-related services, tax services and other services. The Audit Committee pre-approved all non-audit services provided by KPMG LLP during each of the fiscal years ended December 31, 2021 and December 31, 2020.
Independent Registered Public Accounting Firm Fees
The following is a summary and description of fees paid by the Company to KPMG LLP for each of the fiscal years ended December 31, 2021 and December 31, 2020.

	Fiscal Year Ended December 31, 2021	Fiscal Year Ended December 31, 2020
Audit fees(1)	$1,645,000	$2,567,520
Audit-related fees(2)	160,000	132,000
Tax fees(3)	18,000	4,657
All other fees	—	—
Total fees	$1,823,000	$2,704,177

(1)    Audit Fees include fees for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Annual Report on Form 10-K and review of interim condensed consolidated financial statements included in the quarterly reports on Form 10-Q. Audit fees for 2021 also include the assessment of the Company's internal control over financial reporting. Audit fees in 2020 include fees related to the Company's S-1 for its initial public offering.
(2)    Audit-Related Fees include fees for services that were reasonably related to performance of the audit of the annual consolidated financial statements for the fiscal year, other than Audit Fees.
(3)    Tax Fees include fees for tax compliance and tax consulting.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022
EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
Compensation of Named Executive Officers
Named Executive Officers
Our named executive officers, including our principal executive officer and the next two highly compensated executive officers, as of December 31, 2021 were:
•Mary Ann McGarry
•Terry L. Schmidt
•Barrett (“Barry”) Horn

Compensation Determinations

Our Compensation Committee is responsible for evaluating and approving compensation and setting performance criteria for our executive compensation programs. Our Chief Executive Officer, Ms. McGarry, provides recommendations to the Compensation Committee on the amount and form of compensation paid to executive officers other than herself. In 2021, the Board engaged the services of Meridian, an independent national compensation consulting firm, to advise the Board regarding our executive and director compensation programs, benchmarking our compensation versus our peers, and other compensation-related matters. In 2021, Meridian did not provide any services to us other than serving as independent compensation consultant, and Meridian did not receive any fees or compensation from us other than the fee it received as an independent compensation consultant. The Compensation Committee confirmed that Meridian’s work did not raise any conflicts of interest.
2021 Summary Compensation Table
The following table presents information regarding the total compensation awarded to, earned by, and paid to the named executive officers of the Company for services rendered to the Company in all capacities for the years indicated.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation($)(1)	Total ($)
Mary Ann McGarry	2021	600,000	—	2,362,500	268,405	3,230,905
Chief Executive Officer	2020	600,000	1,900,005	4,400,000	1,249,234	8,149,239
Terry L. Schmidt	2021	500,000	—	1,640,625	247,761	2,388,386
President	2020	500,000	1,750,005	4,250,000	1,249,234	7,749,239
Barrett Horn	2021	500,000	—	2,278,192	161,774	2,939,966
Executive Vice President, National Production Manager	2020	375,000	1,125,000	5,118,196	6,840	6,625,036

(1)    For fiscal year 2021, All Other Compensation includes dividend equivalent units ("DEUs") issued in conjunction with special cash dividends declared and paid on May 28, 2021 and December 8, 2021. The DEUs are subject to the same vesting schedule as the underlying previously granted restricted stock unit ("RSU") awards. All Other Compensation specifically includes:

•for Ms. McGarry, $6,960 of company matching contributions under the 401(k) plan and $261,445 of DEUs credited in 2021 with respect to outstanding RSUs.
•for Ms. Schmidt, $6,960 of company matching contributions under the 401(k) plan and $240,801 of DEUs credited in 2021 with respect to outstanding RSUs.
•for Mr. Horn, $6,960 of company matching contributions under the 401(k) plan and $154,814 of DEUs credited in 2021 with respect to outstanding RSUs.

Narrative Disclosure to Summary Compensation Table
Executive Compensation Agreement with Ms. McGarry

Ms. McGarry is party to an executive compensation agreement with the Company effective as of January 1, 2021. Pursuant to the executive compensation agreement, Ms. McGarry is eligible to receive an annual base salary, as determined annually by the Compensation Committee, equal to $600,000 for fiscal year 2021.

In addition, Ms. McGarry is eligible for two short-term incentive opportunities under her executive compensation agreement: (1) an annual incentive bonus and (2) a corporate strategic bonus. Ms. McGarry’s annual incentive bonus payout is based on our return on average equity performance for 2021. The Compensation Committee approved an annual incentive bonus of $2,025,000 for fiscal year 2021, based on our return on average equity achievement. Ms. McGarry’s corporate strategic bonus payout is based on our achievement of corporate strategic goals specified in her executive compensation agreement. The Compensation Committee approved a corporate strategic bonus payout of $337,500 for fiscal year 2021, based achievement of our corporate strategic goals.

Under the terms of her executive compensation agreement, upon Ms. McGarry’s termination of employment, Ms. McGarry is entitled to receive a prorated bonus for the calendar year of termination based on actual performance and, if the termination of employment is initiated by the Company or if ill-health prevents Ms. McGarry from performing all her responsibilities as Chief Executive Officer, subject to Ms. McGarry’s execution of a waiver and release in a form acceptable to the Company, severance compensation in the amount of Ms. McGarry’s base salary, to be paid in installments in accordance with Guild’s normal payroll practices for a period of one year after the last day of Ms. McGarry’s employment with the Company. The executive compensation agreement also includes a one-year post-termination employee no hire and employee non-solicitation covenant.
Executive Compensation Agreement with Ms. Schmidt

Ms. Schmidt is party to an executive compensation agreement with the Company effective as of January 1, 2021. Pursuant to the executive compensation agreement, Ms. Schmidt is eligible to receive an annual base salary, as determined annually by the Compensation Committee, equal to $500,000 for fiscal year 2021.

In addition, Ms. Schmidt is eligible for two short-term incentive opportunities under her executive compensation agreement: (1) an annual incentive bonus and (2) a corporate strategic bonus. Ms. Schmidt’s annual incentive bonus payout is based on our return on average equity performance for 2021. The Compensation Committee approved an annual incentive bonus of $1,406,250 for fiscal year 2021, based on our return on average equity achievement. Ms. Schmidt’s corporate strategic bonus payout is based on our achievement of corporate strategic goals specified in her executive compensation agreement. The Compensation Committee approved a corporate strategic bonus payout of $234,375 for fiscal year 2021, based achievement of our corporate strategic goals.

Under the terms of her executive compensation agreement, upon Ms. Schmidt’s termination of employment, Ms. Schmidt is entitled to receive a prorated bonus for the calendar year of termination based on actual performance and, if the termination of employment is initiated by the Company or if ill-health prevents Ms. Schmidt from performing all her responsibilities as President, subject to Ms. Schmidt’s execution of a waiver and release in a form acceptable to the Company severance compensation in the amount of Ms. Schmidt’s base salary, to be paid in installments in accordance with Guild’s normal payroll practices for a period of one year after the last day of Ms. Schmidt’s employment with the Company. The executive compensation agreement also includes a one-year post-termination employee no hire and employee non-solicitation covenant.
Executive Compensation Agreement with Mr. Horn

Mr. Horn is party to an executive compensation agreement with the Company effective as of January 1, 2021. Pursuant to the executive compensation agreement, Mr. Horn is eligible to receive a base salary, as determined annually by the Compensation Committee, equal to $500,000 for fiscal year 2021.

In addition, Mr. Horn is eligible for three short-term incentive opportunities under his executive compensation agreement, including (1) an annual incentive bonus, (2) a corporate strategic bonus and (3) a production bonus. Mr. Horn’s annual incentive bonus payout is based on our return on average equity performance for 2021. The Compensation Committee approved an annual incentive bonus of $843,750 for fiscal year 2021, based on our return on average equity achievement. Mr. Horn’s corporate strategic bonus payout is based on our achievement of corporate strategic goals specified in his executive compensation agreement. The Compensation Committee approved a corporate strategic bonus payout of $140,625 for fiscal year 2021, based achievement of our corporate strategic goals. Mr. Horn’s production bonus payout is based on our achievement of production goals specified in his executive compensation agreement. The

Compensation Committee approved a production bonus payout of $1,125,000 for fiscal year 2021, based achievement of such production goals.

Under the terms of his executive compensation agreement, upon Mr. Horn’s termination of employment, Mr. Horn is entitled to receive a prorated bonus for the calendar year of termination based on actual performance and, if the termination of employment is initiated by the Company or if ill-health prevents Mr. Horn from performing all his responsibilities as Executive Vice President, National Production Manager, subject to Mr. Horn’s execution of a waiver and release in a form acceptable to the Company, severance compensation in the amount of Mr. Horn’s base salary to be paid in installments in accordance with Guild’s normal payroll practices for a period of one year following termination of Mr. Horn’s employment with the Company. The executive compensation agreement also includes a one-year post-termination employee no hire and employee non-solicitation covenant.
Retirement and Deferred Compensation Plans
The Company maintains a 401(k) plan, which is a U.S. tax-qualified retirement plan offered to all eligible employees, including our named executive officers, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis. In 2021, participants in the 401(k) plan, including our named executive officers, were eligible for company matching contributions equal to 40% of the participant’s contributions up to a maximum of 6% of eligible compensation under the 401(k) plan. We do not maintain any defined benefit pension plans.
The Company maintains the Compensation Deferral Plan for Executives (the “Deferred Compensation Plan”), a nonqualified deferred compensation plan that was frozen effective as of December 31, 2007. Ms. McGarry and Ms. Schmidt participate in the Deferred Compensation Plan and in 2007 their accounts under the Deferred Compensation Plan became notionally invested in phantom units, a reference security that notionally tracked the value of Class A units in Guild Management LLC, an equity holder of Guild Investors, LLC, our former parent entity. Each time a cash dividend was paid with respect to Class A units, a corresponding dividend was notionally credited with respect to the phantom units held in Ms. McGarry’s and Ms. Schmidt’s accounts. Ms. McGarry and Ms. Schmidt are able to direct the notional investment of the dividend amounts into various investment alternatives offered under the Deferred Compensation Plan, which alternatives generally track the investment alternatives available under the 401(k) plan. In connection with our IPO, the phantom units held by Ms. McGarry and Ms. Schmidt were converted into notional cash balances based on the then-current fair market value of the phantom units, and Ms. McGarry and Ms. Schmidt were permitted to notionally invest the converted cash balances in the investment alternatives made available under the Deferred Compensation Plan.
Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding equity awards held by the named executive officers that were outstanding as of December 31, 2021:

Name	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)
Mary Ann McGarry	143,776	2,017,177
Terry L. Schmidt	132,425	1,857,923
Barrett Horn	85,131	1,194,388

(1)    These awards include 8,094, 7,455, and 4,793 DEUs issued to Ms. McGarry, Ms. Schmidt and Mr. Horn, respectively, on May 28, 2021 and 9,015, 8,303, and 5,338 DEUs issued to Ms. McGarry, Ms. Schmidt and Mr. Horn, respectively, on December 8, 2021. The RSU awards vest as to 25% of the units on each of October 21, 2022 and October 21, 2023 and as to 50% of the units on October 21, 2024, generally subject to the award recipient’s continued employment through the applicable vesting date. The DEUs are subject to the same vesting schedule as the underlying award.
(2)    Per share value of restricted stock unit awards is $14.03 based on the closing price of our common stock on the NYSE on December 31, 2021.

Director Compensation
Annual Cash Retainer. Each non-employee member of our Board of Directors will receive a $50,000 annual cash retainer. The Chairman of the Board, chairpersons and members of each committee of the Board will also receive the additional annual cash retainers described below:

•Chairman. The Chairman of our Board of Directors will receive an annual cash retainer of $25,000.
•Audit Committee Members. The chairperson of the Audit Committee will receive an annual cash retainer of $25,000 and all other committee members will receive an annual cash retainer of $10,000.
•Compensation Committee Members. The chairperson of the Compensation Committee will receive an annual cash retainer of $15,000 and all other committee members will receive an annual cash retainer of $7,500.
•Nominating and Corporate Governance Committee Chairperson. The chairperson of the Nominating and Corporate Governance Committee will receive an annual cash retainer of $10,000 and all other committee members will receive an annual cash retainer of $5,000.

Annual RSU Retainer. On an annual basis, each non-employee director will be eligible to receive an annual grant of a number of RSUs with a grant date value equal to $100,000 ($150,000 in the case of the Chairman of our Board of Directors). RSUs will be granted on the date of our annual shareholder meeting and will vest, generally subject to continued service on the Board, on the date of the following year’s annual shareholder meeting. All RSUs granted under the 2020 Omnibus Incentive Plan will become vested in full upon a change in control of the Company.
The following table sets forth information concerning compensation accrued or paid to our independent, non-employee directors during the year ended December 31, 2021 for their service on our Board. Ms. McGarry and Ms. Schmidt, each of whom is a director who is also our employee, received no additional compensation for their service as directors and are not set forth in the table below:

Name	Fees earned or paid in cash ($)	Stock Awards ($)	All Other Compensation ($)(1)	Total ($)
Junior Bryant	77,500	100,000	27,102	204,602
Patrick J. Duffy	82,500	150,000	37,312	269,812
Martha E. Marcon	80,000	100,000	27,102	207,102
Mike Meyer	80,000	100,000	27,102	207,102

(1) These amounts represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 for RSU awards granted in 2021. These amounts do not represent the actual amounts paid to or realized by the director for these awards.

(2) The aggregate number of RSUs held by each director listed in the table above as of December 31, 2021 was as follows:

Name	RSUs (#)
Junior Bryant	7,568
Patrick J. Duffy	11,351
Martha E. Marcon	7,568
Mike Meyer	7,568

(3)    All Other Compensation includes DEUs issued in conjunction with special cash dividends declared and paid on May 28, 2021 and December 8, 2021. The DEUs are subject to the same vesting schedule as the underlying award. All Other Compensation also includes:

•for each of Mr. Bryant, Ms. Marcon and Mr. Meyer, $27,102 of DEUs credited in 2021 with respect to outstanding RSUs.

•for Mr. Duffy, $37,312 of DEUs credited in 2021 with respect to outstanding RSUs.

Equity Compensation Plan Information
The following table provides information as of December 31, 2021, with respect to the shares of our common stock that may be issued under our 2020 Omnibus Incentive Plan:

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,585,947	—	3,414,053
Equity compensation plans not approved by security holders	—	—	—
Total	1,585,947	—	3,414,053

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements for our executive officers and directors that are described elsewhere in this prospectus, below we describe transactions since January 1, 2020 to which we were or will be a participant and in which:
•The amounts involved exceeded or will exceed $120,000; and
• Any of our directors, executive officers or holders of more than 5% of our outstanding voting securities, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

McCarthy Capital Mortgage Investors, LLC

During 2020, two members of our Board of Directors served as members of the investment team at McCarthy Capital, the private equity firm that controls our majority stockholder, McCarthy Capital Mortgage Investors, LLC (“MCMI”): Mr. Duffy, the Chairman of our Board of Directors, serves as the President and Managing Partner of McCarthy Capital and Mike Meyer served as the Portfolio Director of McCarthy Capital. Mr. Meyer only served as a Portfolio Director of McCarthy Capital until December 2020 and as a result during 2021, only Mr. Duffy served as a member of the investment team at McCarthy Capital.
Reorganization Transactions
During 2020, we entered into certain agreements with certain of our investors, including MCMI and Ms. McGarry, Ms. Schmidt, Mr. Horn, Desiree Kramer, our Senior Vice President, Chief Financial Officer, David Neylan, our Executive Vice President, Chief Operating Officer, and Lisa I. Klika, our Senior Vice President, Chief Compliance Officer and Secretary, related to the reorganization of the Company in connection with our IPO. Pursuant to the reorganization transactions, Guild Mortgage Company became a wholly-owned subsidiary of the Company.
Registration Rights Agreements
We are party to a registration rights agreement with MCMI and certain of our other stockholders, including Ms. McGarry, Ms. Schmidt, Mr. Horn, Ms. Elwell, Mr. Neylan and Ms. Klika (the “Registration Rights Agreement”), pursuant to which each of MCMI and the other stockholders party thereto are entitled to certain rights to require the registration of the sale of certain or all of the shares of our Class A Common Stock (or, in the case of MCMI, the shares of our Common Stock received upon conversion of shares of our Class B Common Stock) that they beneficially own. Among other things, under the terms of the Registration Rights Agreement:

•if we propose to file certain types of registration statements under the Securities Act with respect to an offering of equity securities, subject to certain conditions and exceptions, we will be required to use our reasonable best efforts to offer the stockholders party to the Registration Rights Agreement the opportunity to register the sale of all or part of their shares that constitute registrable securities under the Registration Rights Agreement on the terms and conditions set forth in the Registration Rights Agreement (customarily known as “piggyback rights”); and
•MCMI has the right, subject to certain conditions and exceptions, to request that we file (i) registration statements with the SEC for one or more underwritten offerings of all or some of the shares of our Class A Common Stock received upon conversion of shares of our Class B Common Stock that it beneficially owns and/or (ii) as soon as we become eligible to register the sale of our securities on Form S-3 under the Securities Act, a shelf registration statement that includes all or some of the shares of our Class A Common Stock received upon conversion of shares of our Class B Common Stock that it beneficially owns, and we are required to cause any such registration statements to be filed with the SEC, and to become (and remain) effective, as promptly as reasonably practicable.

All expenses of registration under the Registration Rights Agreement, including the legal fees of one counsel retained by or on behalf of the stockholders party thereto, will be paid by us. The registration rights granted in the Registration Rights Agreement are subject to customary restrictions such as blackout periods, minimums and limitations on the number of shares to be included in an underwritten offering. The Registration Rights Agreement also contains customary indemnification and contribution provisions. The Registration Rights Agreement is governed by Delaware law.

Indemnification Agreements

We are party to an indemnification agreement with each of our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under the Delaware General Corporation Law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Compensation Arrangements

Timothy McGarry, the son of Ms. McGarry, is a non-executive employee and has been employed by us since 2015, currently as a Loan Officer. Timothy McGarry does not live in the same household as Ms. McGarry.

Colleen Dickerson, the sister-in-law of Ms. McGarry, is a non-executive employee and has been employed by us since 2014, currently as a Loan Servicing Analyst. Colleen Dickerson does not live in the same household as Ms. McGarry.

Cameron Mesker, the son of Ms. Schmidt, is a non-executive employee and has been employed by us since 2015, currently as a Loan Officer. Cameron Mesker does not live in the same household as Ms. Schmidt.

Jack Stringham, the son-in-law of Mr. Horn, is a non-executive employee and has been employed by us since 2017, currently as Director, IT Service Delivery. Jack Stringham does not live in the same household as Mr. Horn.

We believe the terms of the transactions and relationships described above are comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.
Payment Made in Connection with a Settlement Agreement
On February 18, 2021, Mr. Horn contributed $125,000 to a legal settlement between Guild Mortgage Company LLC, individually and as successor in interest to Liberty Financial Group, and Lehman Brothers Holdings Inc. related to mortgage loans sold and/or brokered to Lehman Brothers Bank, FSB. Mr. Horn paid a portion of the settlement on behalf of Liberty Financial Group, a company that he operated before its assets were acquired by the Company.
Policies and Procedures for Related Party Transactions
Pursuant to our related party transactions policy, all material transactions with a related party, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, will be subject to prior review and approval by our Audit Committee, who will determine whether such transactions or proposals are fair and reasonable to the Company and its stockholders. If advance approval is not feasible, then the Committee must ratify, by the affirmative vote of a majority of the disinterested members of the Committee, the related party transaction at its next regularly scheduled meeting or the transaction must be rescinded. In general, potential related-party transactions will be identified by our management and discussed with our Audit Committee at its meetings.
Proposals, including, where applicable, financial and legal analyses, alternatives and management recommendations, are provided to our Audit Committee with respect to each issue under consideration,

and decisions are generally made by our Audit Committee with respect to the foregoing related-party transactions after opportunity for discussion and review of materials. When applicable, our Audit Committee will request further information and, from time to time, will request guidance or confirmation from internal or external counsel or auditors.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of March 11, 2022:

Name	Age	Positions Held
Mary Ann McGarry(1)	63	Chief Executive Officer and Director
Terry Schmidt(2)	60	President and Director
Barrett ("Barry") Horn	78	Executive Vice President, National Production
Desiree A. Kramer	39	Senior Vice President, Chief Financial Officer
David Neylan	46	Executive Vice President, Chief Operating Officer
Lisa I. Klika	44	Senior Vice President, Chief Compliance Officer and Secretary

(1)    Please see “Class I Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders” for Ms.McGarry’s biography.

(2)    Please see “Class II Director Nominees for Election for a Three-Year Term Expiring at the 2025 Annual Meeting of Stockholders” for Ms. Schmidt’s biography.
Barrett (“Barry”) H. Horn, 78, is the Executive Vice President, National Production of the Company. He has held this position since August 2020. In this role, Mr. Horn oversees retail production and focuses on strategic planning and retail sales operations. Mr. Horn joined Guild Mortgage Company as a Senior Vice President in 2008, when Guild Mortgage Company acquired Liberty Financial Group, a full-service mortgage banking company based in Washington for which Mr. Horn was the founder and served as Chairman and Chief Executive Officer. Since 2014, Mr. Horn has served as Guild Mortgage Company’s Executive Vice President, National Production. Prior to joining Guild Mortgage Company, Mr. Horn also served as the Executive Vice President of Worldwide Sales at Attachmate Corporation, a software company, as the Chief Executive Officer of Saltmine LLC, a web development and consulting company, and in several executive sales positions over the course of his 16 years at IBM Corporation, a technology company. Mr. Horn currently serves as the chairman of the board of trustees of Northwest University, a private liberal arts university, Liberty Road Foundation, a nonprofit organization, and Vossler Media Group, a creative agency and production company. Mr. Horn earned a Bachelor of Arts degree in business administration degree from Taylor University.

Desiree A. Kramer, age 39, has served as our Senior Vice President, Chief Financial Officer since October 2020. Prior to that, Ms. Kramer held various finance positions at Guild Mortgage Company, including as Chief Financial Officer from January 2020 to October 2020, Senior Vice President, Finance from 2015 to 2020, Vice President, Finance from 2010 to 2015, Financial Analyst from 2005 to 2007, and Staff Accountant from 2004 to 2005. Ms. Kramer holds a Bachelor of Business Administration in finance from Texas Christian University and a Master of Business Administration from the University of California, Irvine. Ms. Kramer is a certified public accountant and a certified mortgage banker.

David Neylan, age 46, has served as our Executive Vice President, Chief Operating Officer since October 2020. Prior to that, Mr. Neylan held a number of leadership positions at Guild Mortgage Company, including as Senior Vice President, Business Development from August 2014 to December 2019, and Chief Operating Officer from January 2020 to October 2020. Mr. Neylan is a member of the board of directors of the California Mortgage Bankers Association, an association representing the California residential and commercial real estate finance industry, and a member of the Mortgage Bankers Association, an association representing the real estate finance industry. Mr. Neylan holds a Bachelor of Science in finance from the Marshall School of Business at the University of Southern California.

Lisa I. Klika, age 44, has served as our Senior Vice President, Chief Compliance Officer since October 2020. Prior to that, Ms. Klika served as Guild Mortgage Company’s Senior Vice President, Chief Compliance Officer since 2016. Ms. Klika joined Guild Mortgage Company in 2003 as a compliance analyst and served in a number of quality assurance roles prior to serving as Vice President in 2007 and then as Senior Vice President in 2013. Ms. Klika is currently a member of the Mortgage Bankers Association, an association representing the real estate finance industry, and represents Guild as an affiliate member and industry advisory council member of the American Association of Residential Mortgage Regulators, a residential mortgage industry association. Ms. Klika holds a Bachelor of Science from Oregon State University and a Master of Science in executive leadership from the University of San Diego School of Business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of our Common Stock, as of March 11, 2022, by:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class or series of our Common Stock (other than directors and named executive officers);
•each of our directors;
•each of our named executive officers; and
•all of our executive officers and directors as a group.
The numbers of shares of our Class A Common Stock and shares of our Class B Common Stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power of our outstanding Common Stock that are set forth below are based on 20,723,912 shares of Class A Common Stock and 40,333,019 shares of Class B Common Stock issued and outstanding as of March 11, 2022.
The number of shares beneficially owned by each stockholder is determined under the rules of the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Common Stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of all listed stockholders is c/o Guild Holdings Company, 5887 Copley Drive, San Diego, California 92111. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Class A Common Stock	Percent of Class	Amount and Nature of Beneficial Ownership of Class B Common Stock	Percent of Class	Combined Voting Power
Entities Associated With McCarthy Partners, LLC(1) 1601 Dodge Street, Suite 3800, Omaha, Nebraska 68102	—	—%	40,333,019	100%	95.1%
Adage Capital Partners, L.P.(2) 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116	1,075,405	5.2%	—	—%	*
Directors and Named Executive Officers
Junior Bryant(3)	21,753	*	—	—%	*
Patrick J. Duffy(4)	29,083	*	40,333,019	100%	95.1%
Martha E. Marcon(5)	21,753	*	—	—%	*
Mary Ann McGarry(6)	4,380,740	21.1%	—	—%	1.0%
Mike Meyer(7)	21,753	*	—	—%	*
Terry Schmidt	2,363,657	11.4%	—	—%	*
Barry Horn	94,354	*	—	—%	*
All directors and executive officers as a group (10 persons)	7,278,510	35.1%	40,333,019	100%	96.8%

*    Less than 1%.

(1)    Based on the Schedule 13G filed by MCMI on February 10, 2021. Represents the shares of our Class B Common Stock held by MCMI. McCarthy Partners, LLC exercises voting and investment control over the shares of our Class B Common Stock held by MCMI. In his capacity as the President of McCarthy Partners, LLC, Mr. Duffy may be deemed to exercise voting and investment control over the shares of our Class B Common Stock held by MCMI.
(2)    Based on the Schedule 13G/A filed by Adage Capital Partners GP, L.L.C. (“ACPGP”) filed on February 10, 2022. Represents the shares of our Class A Common Stock held by Adage Capital Partners, L.P. (“ACP”). ACPGP, as general partner of ACP, Adage Capital Advisors, L.L.C. (“ACA”), as managing member of ACPGP, and Robert Atchinson and Phillip Gross, as managing members of ACA, may be deemed to share voting and investment control over the shares of our Class A Common Stock held by ACP.
(3)    Includes 7,568 shares of our Class A Common Stock issuable upon the vesting of RSUs within 60 days of March 11, 2022.
(4)    Includes 40,333,019 shares of the Class B Common Stock of Guild Holdings Company which are held of record by MCMI and over which McCarthy Partners, LLC exercises voting and investment control. In his capacity as the President of McCarthy Partners, LLC, Mr. Duffy may be deemed to exercise voting and investment control over the shares of Class B Common Stock held by MCMI. Also includes 11,351 shares of our Class A Common Stock issuable upon the vesting of RSUs within 60 days of March 11, 2022.
(5)    Includes 7,568 shares of our Class A Common Stock issuable upon the vesting of RSUs within 60 days of March 11, 2022.
(6)    Includes 4,380,740 shares of our Class A Common Stock beneficially owned by Ms. McGarry through McGarry Strategic Enterprises, LLC, in which Ms. McGarry owns a 99% ownership interest. Ms. McGarry serves as the Manager of McGarry Strategic Enterprises, LLC and exercises voting and investment control over the securities held by that entity.
(7)    Includes 7,568 shares of our Class A Common Stock issuable upon the vesting of RSUs within 60 days of March 11, 2022.
HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. We are delivering only one Notice of Internet Availability of Proxy Materials or other Annual Meeting materials to stockholders of record who share the same address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” reduces duplicate mailings, saves printing and postage costs as well as natural resources and will not affect dividend check mailings. If you wish to receive separate copies of proxy materials, please contact Broadridge at 1-866-540-7095 or Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders who wish to receive a separate set of proxy materials now should contact Broadridge at the same telephone number or mailing address and the materials will be delivered to you promptly upon your request.
If you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials or if you hold our stock in more than one account, and, in either case, you wish to receive only a single copy of such materials in the future, please contact Broadridge at the telephone number or mailing address above with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.
OTHER MATTERS
The Board knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action regarding such matters as in their judgment seems advisable. If you are the beneficial owner of shares held in street name, your broker, bank or other nominee will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matters.
A copy of the Company’s 2021 Annual Report is available without charge upon written request to: Guild Holdings Company, Attention: Secretary, 5887 Copley Drive, San Diego, California 92111.

Guild mortgage

GUILD HOLDINGS COMPANY
C/O SECRETARY
5887 COPLEY DRIVE
SAN DIEGO, CA 92111

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GHLD2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D63913-P65284

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GUILD HOLDINGS COMPANY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Terry Schmidt
02) Patrick Duffy

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2021 Annual Report are available at www.proxyvote.com.

D63914-P65284

GUILD HOLDINGS COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS MAY 5, 2022

The shareholder(s) hereby appoint(s) Desiree A. Kramer and Lisa I. Klika, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Guild Holdings Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m., Pacific Time on Thursday, May 5, 2022, virtually at www.virtualshareholdermeeting.com/GHLD2022.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE